Exhibit (a)(5)(D)

FX Alliance Inc. Announces Waiver of Lock-up Agreements

NEW YORK, NY, July 24, 2012 — FX Alliance Inc. (“FXall”) (NYSE: FX) today announced that BofA Merrill Lynch and Goldman, Sachs & Co., the joint book-running managers in FXall’s recent initial public offering, have agreed to waive certain lock-up restrictions with respect to the shares of common stock of FXall held by Philip Weisberg, in his individual capacity and in his capacity as sole trustee of a charitable trust, FXall’s chairman and chief executive officer, John Cooley, FXall’s chief financial officer, and funds affiliated with Technology Crossover Ventures (“TCV”), FXall’s largest shareholder.  In connection with FXall’s previously announced entry into a definitive agreement with Thomson Reuters and certain of its subsidiaries for a subsidiary of Thomson Reuters to acquire 100% of the outstanding shares of common stock of FXall, TCV, Mr. Weisberg and Mr. Cooley entered into tender and support agreements under which they agreed to, among other things, tender their shares into the proposed tender offer, subject to the expiration of such lock-up restrictions agreed to in connection with FXall’s initial public offering or the effectiveness of a waiver of such restrictions and subject to other terms and conditions.  The waivers take effect on July 26, 2012, and will thereafter permit TCV, Mr. Weisberg and Mr. Cooley to tender their shares into the tender offer, and to perform other obligations contemplated by the tender and support agreements.

In addition, BofA Merrill Lynch and Goldman, Sachs & Co. have also agreed to waive certain lock-up restrictions with respect to the shares of common stock of FXall held by all of the other parties that agreed to the lock-up restrictions as part of FXall’s recent initial public offering, so that they may tender their shares into the tender offer. Such waivers also take effect on July 26, 2012.

About FXall

FXall is the leading independent global provider of electronic foreign exchange trading solutions, with over 1,000 institutional clients worldwide. FXall’s offices in New York, Boston, Washington, London, Zurich, Hong Kong, Tokyo, Singapore, Sydney and Mumbai serve the needs of active traders, asset managers, corporate treasurers, banks, broker-dealers and prime brokers. For more information on FXall, visit www.fxall.com.  Information posted on our website is not incorporated into, and does not constitute a part of, this release.

Important Information

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the FXall common shares. The offer is being made pursuant to an offer statement on Schedule TO, an offer to purchase, a letter of transmittal and related documents, each as amended, which have been filed with the Securities and Exchange Commission and mailed to FXall shareholders. FXall shareholders should read the offer to purchase, the letter of transmittal and related documents, as well as the solicitation/ recommendation statement, carefully and in their entirety because they contain important information, including the various terms of, and conditions to, the tender offer. FXall shareholders may obtain the offer to purchase, the letter of transmittal and related documents and the solicitation/recommendation statement without charge from the Securities and Exchange Commission’s Website at www.sec.gov.  FXall shareholders may also obtain the offer to purchase, letter of transmittal and related documents without charge from Georgeson Inc., the information agent of the offer, and may obtain free copies of FXall’s solicitation/recommendation statement and related documents filed by FXall with the Securities and Exchange Commission on the Investor Relations section of FXall’s website at www.fxall.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of FXall to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including, without limitation, all statements related to the proposed business combination transaction and related transactions and the outlook for FXall’s businesses, performance and opportunities and regulatory approvals, the anticipated timing of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties, including uncertainties as to the timing of the tender offer and business combination; uncertainties as to how many of FXall’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of FXall’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the Securities and Exchange Commission by FXall from time to time, as well as the tender offer documents to be filed by Thomson Reuters and the solicitation/recommendation statement to be filed by FXall. All of the materials related to the offer (and all other offer documents filed with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Investors and security holders will also be able to obtain free copies of the documents filed with the Securities and Exchange Commission by FXall on the Investor Relations section of FXall website at www.fxall.com. FXall does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Contacts:

Investor contact:

Andrew Posen

Head of Investor Relations

Telephone: (646) 268-9952

andrew.posen@fxall.com

News media contact:

Dafina Grapci-Penney

Greentarget

Telephone: +44 20 7324 5486

Mobile: + 44 752 533 5733

dafina.grapci-penney@greentarget.co.uk